Exhibit 99.6

, 2016

To the addressees listed
on the attached Schedule A

Re:                             Nuclear Asset Recovery

Special Florida Counsel — Florida Constitutional Opinion relating to Impairment Issues

Ladies and Gentlemen:

We serve as Florida Counsel to Duke Energy Florida, LLC, a Florida limited liability company (“DEF”).  In connection with the issuance and sale by Duke Energy Florida Project Finance, LLC (“Issuer”), a Delaware limited liability company, of its               (the “Bonds”), DEF has requested from us certain reasoned opinions as described herein pertaining to the Nuclear Asset-Recovery Act, Section 366.95, Florida Statutes (the “Nuclear Asset-Recovery Act”).  The Bonds are being issued pursuant to the provisions of the indenture, dated as of       , 2016 (the “Indenture”), between the Issuer and The Bank of New York Mellon Trust Company, National Association, as Indenture Trustee and Securities Intermediary (the “Trustee”). Under the Indenture, the Trustee holds, among other things, certain rights as described below (the “Rights”) as collateral security for the payment of the Bonds.

As described in the Indenture, the Rights consist of “nuclear asset-recovery property” as defined in the Nuclear Asset-Recovery Act, which were created in favor of DEF pursuant to Order No. PSC-15-0537-FOF-EI in Docket No. 150171-EI issued by the Florida Public Service Commission (the “Florida Commission”) on November 19, 2015 (the “Financing Order”); and [a portion of] such nuclear asset-recovery property was assigned to the Issuer pursuant to the provisions of the Nuclear Asset-Recovery Property Purchase and Sale Agreement, dated as of [date] (the “Sale Agreement”), by and between DEF and the Issuer, in consideration for the payment by the Issuer to DEF of the proceeds of the sale of the Bonds, net of certain issuance costs.  As described in the Financing Order, the Rights include the right to impose and receive certain “non-bypassable” charges and are “nuclear asset-recovery charges” as defined in the Nuclear Asset-Recovery Act (the “Charges”).  The Financing Order approves the process for true-up adjustments to be made periodically to the Charges to ensure the recovery of collections sufficient to provide for the timely payment of the principal of and interest on the Bonds and of all of the ongoing financing costs payable by the Issuer with respect to the Bonds.

The Financing Order was issued in response to DEF’s Petition for Issuance of a Nuclear Asset-Recovery Financing Order and Motion to Consolidate submitted for filing with the Florida Commission on July 27, 2015, pursuant to the provisions of the Nuclear Asset-Recovery Act.  DEF filed its Issuance Advice Letter and Initial True-Up Adjustment Letter with respect to the Bonds with the Florida Commission on       , 2016, as required by the Financing Order and the Florida Commission has not issued an order to stop the issuance of the Bonds.

Section 11 of the Nuclear Asset Recovery Act, Fla. Stat. § 366.95, provides:

(11)         STATE PLEDGE. —

(a)                                 For purposes of this subsection, the term “bondholder” means a person who holds a nuclear-asset recovery bond.

(b)                                 The state pledges to and agrees with bondholders, the owners of the  nuclear asset-recovery property, and other financing parties that the state will not:

1.                                      Alter the provisions of this section which make the nuclear asset-recovery charges imposed by a financing order irrevocable, binding, and nonbypassable charges;

2.                                      Take or permit any action that impairs or would impair the value of nuclear asset-recovery property or revises the nuclear asset-recovery costs for which recovery is authorized; or

3.                                      Except as authorized under this section, reduce, alter, or impair nuclear asset-recovery charges that are to be imposed, collected, and remitted for the benefit of the bondholders and other financing parties until any and all principal, interest, premium, financing costs and other fees, expenses, or charges incurred, and any contracts to be performed, in connection with the related nuclear asset-recovery bonds have been paid and performed in full.

This paragraph does not preclude limitation or alteration if full compensation is made by law for the full protection of the nuclear asset-recovery charges collected pursuant to a financing order and of the holders of nuclear asset-recovery bonds and any assignee or financing party entering into a contract with the electric utility.

(c)                                  Any person or entity that issues nuclear-asset-recovery bonds may include the pledge specified in paragraph (b) in the nuclear-asset recovery bonds and related documentation.

The foregoing pledge has been included in the Bonds and in the Indenture.

As used herein, “Transaction Documents” means, collectively, the documents described on Schedule B hereto, and “Transaction” means the transactions contemplated by the Transaction Documents and the Financing Order.

In rendering the opinions set forth below, we have examined and relied upon originals or copies, certified or otherwise identified to our satisfaction, of certain of the Transaction Documents and such other documents relating to the Transaction as we have deemed necessary or advisable as a basis for such opinion. In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity with originals of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such latter documents. We have also assumed with respect to each party that (i) each of the documents submitted to us was duly authorized, executed and delivered by each party thereto, (ii) each party to such documents had the full power (including, without limitation, corporate, trust or limited liability company power where applicable) and authority to enter into, execute, deliver and perform all obligations under such documents and (iii) all such documents are legal, valid and binding obligations enforceable in accordance with their respective terms against each of the parties thereto under applicable law. We have made no independent investigation of the facts referred to herein, and with respect to such facts have relied, for the purpose of rendering this opinion and except as otherwise stated herein, exclusively on the statements contained and matters provided for in the Transaction Documents and such other documents relating to the Transaction as we deemed advisable, including the factual representations, warranties and covenants contained therein as made by the respective parties thereto.

Our client has requested that we provide you with our reasoned opinion as to:

1.                                      whether the holders of the Bonds (the “Bondholders”) could challenge successfully under the “contract clause” of the Florida Constitution (Article I, Section 10 (the “Florida Contract Clause”)) the constitutionality of any legislation passed by the Florida Legislature (the “Legislature”), any constitutional amendment voted by the people of Florida or any action of the Florida Commission exercising legislative powers (“Legislative Action”) that limits, alters, impairs or reduces the value of the Rights or the Charges so as to cause a substantial impairment, of (a) the terms of the Indenture or the Bonds or (b) the rights and remedies of the Bondholders (or the Trustee acting on their behalf) prior to the time that the Bonds are fully paid and discharged (“Impairs” or an “Impairment”);

2.                                      whether temporary injunctive relief would be available under Florida law to delay implementation of an Impairment pending final adjudication of a claim challenging such implementation under the Florida Contract Clause and, assuming a favorable final adjudication of such claim, whether relief would be available to prevent permanently the implementation of the challenged Impairment; and

3.                                      whether a Legislative Action that repeals the State Pledge or substantially impairs or reduces the value of the Rights or Charges so as to cause a substantial impairment of (a) the terms of the Indenture or the Bonds or (b) the rights and remedies of the Bondholders (or the Trustee acting on their behalf) prior to the time the Bonds are fully paid and discharged, would constitute a compensable taking under the “takings clause” of the Florida Constitution (Article X, Section 6(a) (the “Florida Takings Clause”)).

Our opinions assume that any Legislative Action that prevents payment of the Bonds or significantly affects the security for the Bonds is Legislative Action that “substantially limits, alters, impairs or reduces the value” of the Bonds.  We do not offer any opinion as to how a court would determine whether any specific action would “impair the value of nuclear asset-recovery property,” “revise the nuclear asset-recovery costs for which recovery is authorized” or “reduce, alter, or impair nuclear asset-recovery charges,” or what facts would be required to prevail on those claims.(1)

In rendering these opinions, we have also relied, with your permission, upon the conclusions expressed in the opinion of Hunton & Williams LLP with respect to the “contracts clause” and “takings clause” of the Constitution of the United States.

I.                                        OPINION 1 —  THE CONTRACT CLAUSE OF THE FLORIDA CONSTITUTION.

Article I, section 10 of the Florida Constitution provides that “[n]o . . . law impairing the obligation of contracts shall be passed.” “As part of the Florida Constitution’s Declaration of Rights, this right belongs to the people, including corporations, as against the government.” Citrus Cnty. Hosp. Bd. v. Citrus Mem’l Health Found., Inc., 150 So. 3d 1102, 1106 (Fla. 2014); see also Traylor v. State, 596 So. 2d 957, 963 (Fla. 1992) (explaining that “[e]ach right” in the Declaration of Rights is “a distinct freedom guaranteed to each Floridian against government intrusion” and “operates in favor of the individual, against [the] government”); State Farm Mut. Auto. Ins. Co. v. Gant, 478 So. 2d 25, 26 (Fla. 1985) (applying the contract clause to a corporation).

Whether the Bondholders would have a valid challenge against an Impairment as an impairment of the obligation under the Florida Contract Clause requires analysis of the following issues:

(1) whether a contract existed between the parties,

(2) whether the obligations under the contract were substantially impaired, and

(3) whether the impairment was reasonable and necessary to meet an important public purpose.

Scott v. Williams, 107 So. 3d 379, 385 (Fla. 2013) (citing, inter alia, U.S. Tr. Co. of N.Y. v. New. Jersey, 431 U.S. 1 (1977)).

(1)  DEF and another utility company are currently defending a putative class action lawsuit, which alleges that the Florida Commission has unlawfully turned “ratepayers into involuntary investors in nuclear projects.”  Compl. at ¶ 2, Newton v. Duke Energy Fla., LLC, No. 0:16-cv-60341 (S.D. Fla. Feb. 22, 2016), ECF No. 1.  The named plaintiffs have brought four causes of action: (1) violation of the dormant Commerce Clause; (2) preemption under the Atomic Energy Act of 1954; (3) preemption under the Energy Policy Act of 2005; and (4) unjust enrichment.  The only provisions that the plaintiffs have challenged are Fla. Stat. §§ 366.93 and 403.519(5).  Id. at ¶ 2 n.1.  The named plaintiffs have not challenged the State Pledge in Fla. Stat. § 366.95(11), and the pendency of that lawsuit does not affect any of the opinions expressed herein.

“In determining the question of unconstitutional contract impairment in Florida, where a contract has been found to exist and to have been impaired by subsequent legislation,” the Florida Supreme Court has adopted a “balancing approach to determine if a statute unconstitutionally impairs a contract … virtually no degree of impairment will be tolerated,” but a court is allowed “to consider the actual effect of the provision on the contract and to balance a party’s interest in not having the contract impaired against the State’s source of authority and the evil sought to be remedied.” Scott v. Williams, 107 So. 3d 379, 385 (Fla. 2013)

Whether a law establishes contractual obligations on a state or another governmental body depends on the intent of the legislative body, as evidenced by the language of the law and the circumstances surrounding its passage.  Because the courts view the state as having reserved its authority to exercise the police power to safeguard public interests, the Florida Contract Clause is “not an absolute and utterly unqualified restriction of the State’s protective power.” Morris v. Waite, 160 So. 516, 517 (Fla. 1935). A Legislative Action that impairs a contractual obligation may thus be constitutional if it is a reasonable and necessary means to achieve an important public purpose.

Although Florida courts tend to apply a higher degree of scrutiny under the Florida Contract Clause than do federal courts under the U.S. Contract Clause (Section 10 of Article I, U.S. Constitution), see infra, both federal and state courts apply a balancing test and weigh the degree of impairment of the contract against the public purpose to be achieved by the challenged Legislative Action.(2)  In so doing, the courts weigh the reasonableness and necessity of the Legislative Action in meeting that objective. Generally, the courts apply closer and stricter scrutiny to legislative actions impairing contracts where the state or a governmental body is a party to the contract, such as in public debt obligations.

As a general proposition, courts have considered the foreseeability of the state later adopting legislation that alters contractual obligations; the more regulated an industry is, the more likely an impairing Legislative Action operating in that industry can be foreseen and will be found reasonable.  See, e.g., Energy Reserves Grp. v. Kan. Power & Light Co., 459 U.S. 400, 411 (1983) (no impairment where substantial regulation of the industry at time of contracting indicated that party’s reasonable expectation could not have been impaired by the subsequent legislation); Sanitation & Recycling Indus. v. City of New York, 107 F.3d 985, 993 (2d Cir. 1997) (“Impairment is greatest where the challenged government legislation was wholly unexpected. When an industry

(2)  Florida’s lower courts have consistently reiterated the position taken by the Florida Supreme Court in Yamaha Parts Distributors Inc. v. Ehrman, 316 So.2d 557 (Fla. 1975) (and later cited by Pomponio v. Claridge of Pompano Condo., Inc., 378 So. 2d 774, 780 (Fla.1979)) that “virtually no degree of contract impairment is tolerable in this state.” See, e.g., Coral Lakes Cmty. Ass’n v. Busey Bank, N.A., 30 So. 3d 579, 584 (Fla. 2d DCA 2010); Pudlit 2 Joint Venture, LLP v. Westwood Gardens Homeowners Ass’n, 169 So.3d 145, 150 (Fla. 4th DCA, 2015).  As explained in Pomponio, “some impairment is tolerable, although perhaps not so much as would be acceptable under traditional federal contract clause analysis.”  378 So. 2d at 780 (also cited by Lee Cnty. v. Brown, 929 So. 2d 1202, 1208 (Fla. 2nd DCA 2006) and Fla. Ins. Guar. Ass’n v. Devon Neighborhood Ass’n, 33 So. 3d 48, 52 (Fla. 4th DCA 2009) (quashed on other grounds by Florida Ins. Guar. Ass’n, Inc. v. Devon Neighborhood Ass’n, Inc., 67 So. 3d 187 (Fla. 2011)).

is heavily regulated, regulation of contracts may be foreseeable.”); Easthampton Sav. Bank v. City of Springfield, 874 F. Supp. 2d 25, 32 (D. Mass. 2012) (“When determining whether an impairment is substantial, the court must focus on the parties’ reasonable expectations, including whether the parties were operating in a heavily regulated industry. The mortgage industry has historically been heavily regulated, and Plaintiffs must have reasonably expected that some of the terms of their mortgages could be impaired by future changes in regulation.”) (citations omitted).

The Nuclear Asset-Recovery Act provides in the State Pledge that “the state pledges to and agrees with bondholders, the owners of the nuclear asset-recovery property, and other financing parties,” indicating an intent by the state legislature to enter into a contractual relationship with these parties.  As is the case with legislation authorizing governmental bonds, the Nuclear Asset-Recovery Act’s provision for a revenue source is relied upon as a vital part of the contract with holders of nuclear asset-recovery bonds, and a court would likely find that such authority and ability to provide payment for nuclear asset-recovery bonds should be subjected to the strict scrutiny applied to obligations of governmental bodies.

Florida courts apply the balancing test and inquire whether a legislative action is a reasonable and necessary means towards an important public purpose. See, e.g., Yellow Cab Co. v. Dade Cnty., 412 So. 2d 395, 397 (Fla. 3d DCA 1982) (citing U.S. Tr. Co. of N.Y. v. New Jersey, 431 U.S. 1, 97 (1977)); Searcy Denney Scarola Barnhart & Shipley, P.A. v. State, No. 4D13—3497, 2015 Fla. App. LEXIS 10778, at *30, 2015 WL 4269031, at *11 (Fla. 4th DCA, July 15, 2015) (applying a balancing test and holding that the limitation on attorneys’ fees contained in a legislative claims bill was a constitutionally permissible exercise of legislative authority and did not constitute an impairment of contractual obligation). The result of this inquiry is dependent on the nature of the Legislative Action subsequently enacted and the circumstances surrounding its enactment, and therefore, cannot reasonably be predicted.

The Florida Contract Clause is substantially similar to the Contract Clause of the U.S. Constitution. Fla. Ins. Guar. Ass’n v. Devon Neighborhood Ass’n, 67 So. 3d 187, 193 (Fla. 2011) (“Similar to the federal constitutional contract clause, Article I, Section 10 of the Florida Constitution, prohibits the enactment of any ‘law impairing the obligation of contracts.’”) (citation omitted). Although the Florida Supreme Court has articulated a slight difference, indicating that lesser impairment is tolerable in Florida than under the federal constitution, Pomponio v. Claridge of Pompano Condo., Inc., 378 So. 2d 774, 779-80 (Fla. 1979), as a general matter Florida has “adopt[ed an] approach to contract clause analysis similar to United States Supreme Court.” Scott v. Williams, 107 So. 3d 379, 401 (Fla. 2013).   Therefore, any analysis of the Florida Contract Clause is enhanced by examination of federal cases.

A.                                    The Existence of a Contractual Relationship

A contract may be created from a law authorizing a contract or from a contract itself.  As a general matter, “[f]or many decades, [the U.S. Supreme Court] has maintained that absent some clear indication that the legislature intends to bind itself contractually, the presumption is that a law is not intended to create private contractual or vested rights but merely declares a policy to be pursued until the legislature shall ordain otherwise.” Nat’l R. Passenger Corp. v. Atchison, Topeka & Santa Fe Ry. Co., 470 U.S. 451, 465-66 (1985).

Whether a statute constitutes a contractual arrangement between the state and the other parties that have entered into contracts pursuant to such a statute depends on whether the legislature intended to create enforceable contractual rights binding upon the state.  In determining legislative intent, both the language of the statute and the circumstances of the enactment of law are relevant. Nat’l Railroad Passenger Corp. v. Atchison, Topeka and Santa Fe Ry. Co., 470 U.S. 451 (1985); U.S. Tr. Co., 431 U.S. at 18 & n. 14.  In Nat’l Railroad, the Court found that neither the language nor the circumstances surrounding the enactment of the Congressional statute at issue evidenced an intent to have the United States itself enter a contractual relationship with the railroad companies claiming impairment, where the statute outlined the general terms on which Amtrak (expressly characterized in the statute as a non-governmental corporation) could enter into contracts with railroad companies, particularly since this was an area of pervasive prior regulation by Congress and where the statute itself expressly reserved the right to repeal or amend.(3)

In contrast, the Court in United States Trust Co. found the state’s intent to make a contract was clear from the statutory language, where the statute itself provided,

The 2 States covenant and agree with each other and the holders of any affected bonds, . . .  that so long as any of such bonds remain outstanding and unpaid and the holders thereof shall not have given their consent as provided in their contract with the port authority; . . .   neither the States nor the port authority nor any subsidiary corporation . . .   will apply any of the rentals, tolls, fares, fees, charges, revenues or reserves, which have been pledged in whole or in part as security for such bonds, for any railroad purposes whatsoever other than permitted purposes hereinafter set forth.

U.S. Tr. Co., 431 U.S. at 9-10, 18.  Additionally, the Court pointed out that the purpose of the covenant was to invoke the protection of the Contract Clause as security against repeal and to increase the public marketability of the bonds.

The Nuclear Asset-Recovery Act authorizing the collection of nuclear asset-recovery charges, the issuance of nuclear asset-recovery bonds and the pledge of revenues towards their payment would appear to be closer to the statute in U.S. Trust Co. than the one in National Railroad in terms of creating a contract between the State and holders of Bonds. Unlike the statute in National Railroad, which “expressly reserved” Congress’ right to “repeal, alter or amend this Act at any time” (470 U.S. at 456), the Nuclear Asset-Recovery Act does not reserve the Legislature’s ability to change the statutory provisions authorizing the issuance, the security and the source for payment of the Bonds.  To the contrary, in the State Pledge, the State has expressly pledged not to do so unless “full compensation” is made by law for the “full protection” of the nuclear asset-recovery charges collected pursuant to a financing order and of the holders of nuclear asset-recovery bonds (Nuclear Asset-Recovery Act, Section 366.95(11)(b)).  Moreover, the

(3)   Note that in National Railroad, the statute under attack was a federal one, and therefore the impairment of contract claim was brought under the due process clause, since the contract clause applies only to state actions. The protection of contractual obligations from federal legislation under the due process clause appears to be less than the protection against state impairment of contracts under the contract clause.  Nevertheless, the first step of establishing a contract is the same.

Nuclear Asset-Recovery Act reveals legislative intent to preserve the authority of electric utilities, and their assignees, to collect nuclear asset-recovery charges and the pledge of nuclear asset-recovery property to payment of their bonds against any future impairment.  Section 366.95(5)(a)(3). of the Nuclear Asset-Recovery Act provides in relevant part:

All or any portion of nuclear-asset-recovery property specified in a financing order issued to an electric utility may be transferred, sold, conveyed, or assigned to a successor or assignee, that is wholly owned, directly or indirectly, by the electric utility, created for the limited purpose of acquiring, owning, or administering nuclear asset-recovery property or issuing nuclear asset-recovery bonds under the financing order. All or any  portion of nuclear asset-recovery property may be pledged to nuclear asset-recovery bonds issued pursuant to the financing order, amounts  payable to financing parties and to counterparties under any ancillary agreements, and other financing costs.

Id. (emphasis added).

Section 366.95(5)(a) of the Nuclear Asset-Recovery Act makes clear the Legislature’s intent that the revenue to be created through nuclear asset-recovery charges in all events remains available to support repayment of nuclear asset-recovery bonds issued in reliance upon such revenue sources. This section of the Act states, in pertinent part, as follows:

(a)1. All nuclear asset-recovery property that is specified in a financing  order constitutes an existing, present property right or interest therein,  notwithstanding that the imposition and collection of nuclear asset-recovery charges depends on the electric utility, to which the financing order is issued, performing its servicing functions relating to the collection of nuclear asset-recovery charges and on future electricity consumption. Such property exists regardless of whether the revenues or proceeds arising from the property have been billed, have accrued, or have been collected and notwithstanding the fact that the value or amount of the property is dependent on the future provision of service to customers by the electric utility or its successors or assignees.

2. Nuclear asset-recovery property specified in a financing order exists until nuclear asset-recovery bonds issued pursuant to the financing order are paid in full and all financing costs and other costs of such nuclear asset-recovery bonds have been recovered in full.

….

5. The interest of a transferee, purchaser, acquirer, assignee, or pledgee in nuclear asset-recovery property specified in a financing order issued to an electric utility, and in the revenue and collections arising from that property, is not subject to setoff, counterclaim, surcharge, or defense by the electric utility or any other person or in connection with the reorganization, bankruptcy, or other insolvency of the electric utility or any other entity.

Additionally, Section 366.95(2)(C)(6) of the Nuclear Asset-Recovery Act provides in relevant part:

Subsequent to the transfer of nuclear asset-recovery property to an assignee or the issuance of nuclear asset-recovery bonds authorized thereby, whichever is earlier, a financing order is irrevocable and, except as provided in subparagraph 4, and paragraph (d), the commission may not amend, modify, or terminate the financing order by any subsequent action or reduce, impair, postpone, terminate, or otherwise adjust nuclear asset-recovery charges approved in the financing order.  After the issuance of a financing order, the electric utility retains sole discretion regarding whether to assign, sell, or otherwise transfer nuclear asset-recovery property or to cause nuclear asset-recovery bonds to be issued, including the right to defer or postpone such assignment, sale, transfer, or issuance…

This section supports an argument that the Legislature intended that once the Financing Order is issued, no action by the Florida Commission may impair the charges approved by it.

Like the statute in United States Trust Co., the statute here, including the State Pledge, expresses the “intent of the Legislature” that the committed revenue source for repayment of the Bonds should be protected. The statutory language is similar to the United States Trust Co. statute in its foreseeable effect of inducing reliance by potential investors.

B.                                    The Balancing of Impairment Versus Public Purpose

The next step of the analysis requires determining whether a Legislative Action has operated as a substantial impairment of a contractual relationship.

The threshold inquiry is whether the state law has, in fact, operated as a substantial impairment of a contractual relationship. The severity of the impairment is said to increase the level of scrutiny to which the legislation will be subjected. Total destruction of contractual expectations is not necessary for a finding of substantial impairment. On the other hand, state regulation that restricts a party to gains it reasonably expected from the contract does not necessarily constitute a substantial impairment. In determining the extent of the impairment, we are to consider whether the industry the complaining party has entered has been regulated in the past.  If the state regulation constitutes a substantial impairment, the State, in justification, must have a significant and legitimate public purpose behind the regulation, such as the remedying of a broad and general social or economic problem.

U.S. Fid. & Guar. Co. v. Dep’t of Ins., 453 So. 2d 1355, 1360 (Fla. 1984) (citing Allied Structural Steel Co. v. Spannaus, 438 U.S. 234, 244-45 (1978) and U.S. Tr. Co., 431 U.S. at 17, 22, 26-27) (internal citations and quotation marks omitted).  However, “[u]nless the State itself is a contracting party, as is customary in reviewing economic and social regulation, . . . courts properly defer to legislative judgment as to the necessity and reasonableness of a particular measure.”  Id. at 1361 (citing U.S. Tr. Co., 431 U.S. at 22-23).

If the Nuclear Asset-Recovery Act is found by a court to have created a contract with the State as a party (which we believe to be the case here), a Legislative Action that operates to impair it would be subject to a higher degree of scrutiny as to the necessity and reasonableness of the impairment, including an examination of whether reasonable alternatives existed to the impairing Legislative Action and whether it exceeded that which was reasonably necessary. See U.S. Tr. Co., 431 U.S. at 24-26.  If a court were to conclude, instead, that such undertakings were essentially a private contract, the court would be more likely to uphold a Legislative Action as a reasonable and necessary means towards an important public purpose.

In United States Trust Co., the U.S. Supreme Court invoked the Contract Clause to invalidate a New Jersey law that repealed its statutory covenant with the bondholders of the New York Port Authority (a governmental entity) that certain funds pledged to debt service on the bonds would not be used for mass transit purposes.  Although the governmental entity, the Port Authority, was a party to the contract and the states by statute had made the covenant that was being impaired, the Court nevertheless examined whether an important public purpose justified the degree of impairment. The Court recognized the “admittedly important purpose” of promoting the use of mass transportation, but found repeal of the covenant unnecessary and suggested “less drastic” alternatives to subsidize mass transit. As further evidence that the law was unreasonable, the Court noted that the covenant was specifically intended to protect the pledged revenue against the foreseeable possibility of the Port Authority becoming more involved in deficit-incurring operations of mass transit.

In Allied Structural Steel Co. v. Spannaus, 438 U.S. 234 (1978), the Court invalidated the retroactive application of a Minnesota law requiring certain employers who terminated their pension plans or operations in the state to make immediate contributions to the plan for all employees with at least ten years of service.  The Court first found that the statute constituted a “severe impairment” by nullifying express terms of the company’s obligations under its pension plan and imposing a “completely unexpected liability in potentially disabling amounts.” Id. at 247. The Court then determined that the statute was not necessary to meet an important general social problem, as the statute applied to an extremely narrow class of employers—those with pension plans who had terminated operations in the state.(4)  Additionally, the statute “did not operate in an

(4)   The Court noted the contrasting case of Home Building & Loan Ass’n v. Blaisdell, 290 U.S. 398 (1934), where it upheld a Minnesota law that provided for extensions of the redemption periods for mortgage foreclosures during the widespread economic emergency, on the condition that mortgagor pay all or a reasonable part of the property’s income or rental value.  The basic test was “whether the legislation is addressed to a legitimate end and the measures taken are reasonable and appropriate to that end.”  Id. At 438.  The court found that the statute did not impair the obligation to pay the debt, but simply changed the time of payment and that it was narrowly tailored to meet the needs of the broad economic problem.

area already subject to state regulation at the time the company’s contractual obligations were originally undertaken, but invaded an area never before subject to regulation by the State.”  Id. at 250.

By contrast, in Energy Reserves Group v. Kansas Power & Light Co., 459 U.S. 400 (1983), the Court unanimously upheld a state natural gas regulation imposing price controls on intrastate gas. The Court found that the regulations were not special interest legislation because they affected the entire gas industry.  Moreover, the regulations dealt with the important social problem of rapidly rising consumer gas prices due to federal deregulation.  Based on the nature of the industry and the terms of the contract at issue, the Court concluded that “[p]rice regulation existed and was foreseeable as the type of law that would alter contract obligations . . . . In short, ERG’s reasonable expectations have not been impaired by the Kansas Act.” Id. at 416.

Finally, in Keystone Bituminous Coal Association v. DeBenedictis, 480 U.S. 470 (1987), the Court upheld a state statute requiring coal mine operators to repair or pay for damage caused to certain surface structures by mining operations. The court found that the statute operated as a “substantial impairment of a contractual relationship” because it removed surface owners’ waivers, under pre-existing contracts, of damage caused by mining operations.  Id. at 504. Nevertheless, the Court concluded that the statute “withstands scrutiny even if it is assumed that it constitutes a total impairment,” as the public interest of protecting surface structures was adequate justification.  Id. at 504, fn. 31. The Court deferred to the state’s determination that the statute was necessary to protect a significant and legitimate public interest, explaining that the state’s determination is entitled to deference because the state is not a party to the contracts in question.  Id. at 505.

Relying on analysis similar to that of the U.S. Supreme Court, the Florida Supreme Court has adopted a “balancing” approach to evaluate a claim under the Florida Contract Clause. See Pomponio v. Claridge of Pompano Condo., 378 So. 2d 774 (Fla. 1979). In Pomponio, the Court prohibited retroactive application of a law requiring the deposit of rent with a court during litigation over condominium leases. The 99-year lease at issue was executed before enactment of the law and did not expressly incorporate statutory amendments in the lease terms. The court stated:

To determine how much impairment is tolerable, we must weigh the degree to which a party’s contract rights are statutorily impaired against both the source of authority under which the state purports to alter the contractual relationship and the evil which it seeks to remedy. Obviously, this becomes a balancing process to determine whether the nature and extent of the impairment is constitutionally tolerable in light of the importance of the state’s objective, or whether it unreasonably intrudes into the parties’ bargain to a degree greater than is necessary to achieve that objective.

Id. at 780. The court found that the rent retention provision was an economic deprivation the landlord had not bargained for, “producing potential erosion of value (at least in our persistently inflationary economy) which goes beyond mere inconvenience.” Id. at 781. Additionally, the court found dubious the policy reason for the statutory provision suggested by lessees—to prevent foreclosures for non-payment of rent during litigation.  Finally, the court considered that “the manner in which the police power has been wielded here is not the least restrictive means possible,” and suggested that the severity of the law would have been mitigated had it allowed disbursements to lessors upon a showing of personal hardship. Id. at 783.

In Scott v. Williams, the Florida Supreme Court explained the balancing test (but did not apply it in light of its finding that no contract existed):

As with laws impairing the obligations of private contracts, an impairment may be constitutional if it is reasonable and necessary to serve an important public purpose. In applying this standard, however, complete deference to a legislative assessment of reasonableness and necessity is not appropriate because the State’s self-interest is at stake. A governmental entity can always find a use for extra money, especially when taxes do not have to be raised. If a State could reduce its financial obligations whenever it wanted to spend the money for what it regarded as an important public purpose, the Contract Clause would provide no protection at all.

107 So. 3d 379, 385 (Fla. 2013) (citing U.S. Tr. Co., 431 U.S. at 25).

In Geary Distributing Co. v. All Brand Importers, Inc., 931 F.2d 1431, 1435 (11th Cir. 1991), the Eleventh Circuit applied the Pomponio balancing test to find that the retroactive application of a beer distribution statute to a preexisting contract was unconstitutional under the Florida Contract Clause. The distributor sued the manufacturer for withholding consent to the assignment of distribution rights to a third party, relying on a statute prohibiting the unreasonable withholding of consent. In a very cursory fashion, the court balanced the competing interests:

Thus, the state’s authority for the statute is its inherent police power to regulate commercial activity within its borders. The evil the statute seeks to eliminate is unfair business practices by franchisors that restrict the distribution of malt beverage products to the public . . . . we conclude that the Supreme Court of Florida would find the impairment is significantly greater than necessary.

Id. at 1436.

C.                                    Florida Cases on Governmental Debt Obligations and State Contracts

If the existence of State contractual obligations under the Nuclear Asset-Recovery Act were found, courts might find persuasive the following Florida cases on governmental debt obligations. Most of these cases were decided in the early part of the twentieth century and are rather absolute in protecting the integrity of public securities contracts against impairment by subsequent Legislative Actions adversely affecting their security and debt service payment. They must, however, be viewed as subject to review under the balancing approach subsequently articulated by the Florida Supreme Court in Pomponio.

In Humphreys v. State ex rel. Palm Beach Cnty., 145 So. 858 (Fla. 1933), the Florida Supreme Court affirmed mandamus in enforcing bondholder’s rights according to the original contract under which the Town of Boynton issued bonds. After the bonds were issued, the legislature divided Boynton into two, and attempted to allocate the existing debt of Boynton between the two towns. The court stated:

But the Constitution of the United States is to the effect that all laws which may have been passed, since bonds were issued, purporting to take away taxes necessary to meet the payments pledged to be made therefrom when the bonds were sold, are, as to affected security holders, invalid as impairing the obligation of contract.

Id. at 862.

In State ex rel. Woman’s Benefit Ass’n v. Port of Palm Beach District, 164 So. 851, 857 (Fla. 1935), the Florida Supreme Court held void a state constitutional amendment exempting homestead property of less than $5,000 from taxation in so far as it might prohibit the levy, assessment and collection of taxes on such homesteads for the payment of debt service on bonds issued prior the adoption of the amendment, unless and until some other adequate fund were provided to replace the fund lost by the exemption. It was alleged that the Port of Palm Beach District had defaulted on payment of debt service and that the exemption would “reduce the amount of tax collections and thus diminish the security and reduce the value of bonds and coupons . . .  and impair the obligations of . . .  contracts” contrary to Florida and U.S. Constitutions.  Id. at 853.

The court explained its finding of impairment as follows:

To “impair” has been defined as meaning to make worse, to diminish in quantity, value, excellency, or strength; to lessen in power; to weaken. Whatever legislation lessens the efficacy of the means of enforcement of the obligation is an impairment.  Also if it tends to postpone or retard the enforcement of the contract, it is an impairment. See State of Louisiana ex rel. Ranger v. City of New Orleans, 102 U.S. 203, 26 L.Ed. 132. If the provisions of [the constitutional amendment] are to be considered as being operative . . . then there will be a lessening of the efficacy of the means of the enforcement of the obligations of the bond contract. These bonds were issued with the clear legal requirement by a valid enactment of the Legislature, that all of the then taxable property in the district should be taxed to provide for the payment of both interest on, and principal of, the bonds.

Id. at 856 (emphasis in original); see also Citrus Cnty. Hosp. Bd. v. Citrus Mem’l Health Found., Inc., 150 So. 3d 1102, 1108 (Fla. 2014) (citing Port of Palm Beach for the same definition of impairment).

Citing numerous U.S. Supreme Court and Florida cases, the Port of Palm Beach court further stated,

It has been repeatedly held, in fact there is practical unanimity in the authorities, that subsequent legislation cannot annul nor diminish, retard or lessen, the efficacy of prior laws entering into or forming a part of the contracts with bondholders.

Id. at 760 (emphasis added; citations omitted).  The court found impairment despite the dissent’s argument that the amendment left bondholders with an adequate remedy in requiring the levy of a sufficient tax on non-exempt property to meet obligations of the contract and that the property sought to be exempted represented a small fraction of the taxable property.

Port of Palm Beach and other Florida cases suggest that impairment of bond contracts would be permissible if an “adequate” substitute for the lost funds or lost security were provided. Port of Palm Beach, 164 So. at 857.  In Day v. City of St. Augustine, 139 So. 880 (Fla. 1932), a taxpayer attacked the levy of tolls for use of a bridge construction project, claiming in part that tolls were not called for to pay off the bonds used to construct the bridge, since the bonds were general obligation bonds. Rejecting the taxpayer’s contention, the Florida Supreme Court stated:

When municipal bonds are authorized by appropriate legislative act and a particular means is provided or authorized to pay them, the right to change such means of payment and provide a different mode, is necessarily within the legislative power at all times, subject only to the constitutional inhibition against impairment of the obligation of contracts by changing the means of payment first provided for without furnishing an adequate substitute.

Id. at 885.

Similarly, in Duval County v. Jennings, 164 So. 356 (Fla. 1935), the Florida Supreme Court held:

[T]he continued collection of reasonable tolls and charges for the benefit of holders of [bridge] bonds . . . is a contractually secured obligation that cannot be impaired by [a statute authorizing an election to determine whether bridge should be toll-free], so long as bonds remain unpaid, unless ultimate payment of the bonds and interest be actually secured by some special fund set aside for the sole benefit of the bondholders and adequate to satisfy their demands without being subordinate to any prior charges for maintenance, operation, etc., payable out of same in preference to the bondholders’ demands should the bridge be damaged or destroyed.

Id. at 358 (emphasis in original).

The court reasoned that “under the settled law of this state,” the statute authorizing the bridge bonds, including provisions relating to the collection and imposition of tolls, became part of the contract security given to bondholders, and such provisions could not be “subsequently changed or diminished by the Legislature to the prejudice or likely impairment of the obligation of contract.”  Although the bond trustees already had about $327,000, which was more than sufficient to pay outstanding bonds and interest aggregating about $122,000, the court also noted that costs for operation and maintenance of the bridge had a first priority interest in the trust fund.

In a related case the following year, the Florida Supreme Court found that a statutory provision authorizing the use of a portion of the same surplus fund “greatly in excess of the needs for payment” of the outstanding bridge bonds for the construction of a new bridge did not violate the obligation of the existing bond contract, “since the toll collections continue and the surplus fund is not reduced below its primary uses for the . . . bridge bond payments.”  Flint v. Duval County, 170 So. 587, 596 (Fla. 1936).  The court pointed out that the use of “perhaps $225,000” of about $360,000 then in the fund, with only $71,000 of bonds outstanding and maturing in 1948, would not “endanger the ultimate sufficiency of the fund to pay the remaining . . . bonds in 1948 with interest.”  Id.

In City of Ft. Lauderdale v. State ex rel. Elston Bank & Trust Co., 169 So. 584 (Fla. 1936), the court held that the legislature could not release a city from liability on its debt obligations, even if it imposed liability therefor on another public entity. The subject statute assigned liability for city general obligation bonds to a port authority.  In affirming mandamus against the city, the court reasoned:

It is well settled that law affecting the enforcement, as the authority and ability to provide payment for municipal bonds in accordance with the terms of the contract under which such bonds were issued, becomes a vital part of the bond contract so that neither the authority nor the ability to perform the contract undertaken when the bonds were issued may be impaired during the continuance of the contract by legislation subsequently passed tending to that end, whether so designed to operate or not.  The degree of impairment is not material.

Where a subsequently passed statute materially alters the remedies originally afforded municipal bondholders for the enforcement of their bonds, such legislation is deemed to impair the obligation of the bondholder’s contract . . . and it therefore will be disregarded . . . as a law undertaking to unconstitutionally impair the obligation of contracts in the particular case.

Id. at 587 (citations omitted).

Notwithstanding the rigid application of the Contract Clause in these earlier Florida cases, after the Florida Supreme Court adopted the balancing test in Pomponio, the Court has applied the balancing test even to contracts to which the State itself is a party. Thus, in Chiles v. United Faculty of Florida, 615 So. 2d 671 (Fla. 1993), the Court struck down a statute eliminating pay raises appropriated to state employee collective bargaining agreements by previous statutory enactments; the justification was that eliminating the raises was necessary to resolve a projected $700 million shortfall in state revenue.  The Court acknowledged that “the legislature must be given some leeway to deal with bona fide emergencies,” but found that the State failed to establish a “compelling state interest” as required under the Contract Clause because it did not demonstrate “that the funds are [not] available from [any] other reasonable source.” Id. at 673; cf., Scott v. Williams, 107 So. 3d 379 (Fla. 2013) (acknowledging that Pomponio balancing approach applies “where a contract has been found to exist and to have been impaired by subsequent legislation,” but finding that statutory framework governing public employees’ retirement system did not create binding contract rights and that prospective changes to participation requirements and benefits payments were within Legislature’s authority).

D.                                    The Balancing Test is Unpredictable.

In analyzing the above case-law relative to the Nuclear Asset-Recovery Act, it is apparent that the outcomes turn on particular facts in the balancing of contract rights impaired versus the reasonableness and necessity of an impairment serving a public purpose, sometimes leading to inexplicably inconsistent results among the cases.  There is no way to predict or describe the precise form of a future Legislative Action impairing the terms of the Indenture and the Bonds or the rights and remedies of the Bondholders, the circumstances under which it might be enacted, or the public purpose to be effectuated thereby.  Likewise, the form of and nature of, and facts surrounding, litigation that might arise challenging a Legislative Action as an unconstitutional impairment of contract cannot be predicted.  Thus, whether a court would determine that a future Legislative Action would constitute a substantial impairment of the terms of the Indenture and the Bonds or the rights and remedies of the Bondholders, and whether such a Legislative Action would be viewed as a reasonable and necessary means toward an important public purpose, cannot reasonably be predicted.

Some general guides to what might be permissible and impermissible can be discerned from the cases.  Obviously, the less severe the impairment, the greater the likelihood that a court will find the impairing Legislative Action to be reasonable.  “A State is not completely free to consider impairing the obligations of its own contracts on a par with other policy alternatives” and “is not free to impose a drastic impairment when an evident and more moderate course would serve its purposes equally well.” Scott v. Williams, 107 So. 3d 379, 385 (Fla. 2013) (citing United States Tr. Co.).  If a statute affected only a very narrow segment of a population or an industry, a court might infer that the public purpose was not so important and that the Legislative Action was unnecessary.  See Allied Structural Steel, 438 U.S. at 248.  If the Legislative Action operated in a way that was foreseeable at the time the contract was entered into, such as in an already regulated area, then the courts will more likely find the impairing Legislative Action to be reasonable.  See Energy Reserves Group, 459 U.S. at 416.  However, even if a Legislative Action constituted a severe or “total” impairment, the courts might still defer to the legislating body’s determination of the reasonableness and necessity of the Legislative Action in light of an important public purpose.  See Keystone Bituminous Coal Ass’n, 480 U.S. at 504.

Thus, for example, a court might uphold a Legislative Action temporarily suspending or limiting the authority of an electric utility, or its assignees, to collect nuclear asset-recovery charges or other revenues to provide relief to electric utility customers in an emergency situation, such as the occurrence of an event or a series of events widely creating economic havoc among customers.  The court might reason that the utility industry is already heavily regulated and that such a Legislative Action would not unreasonably interfere with the contractual rights of bondholders, the owners of nuclear asset-recovery property or other financing parties.  This is not to suggest that a more severe impairment might not be sustained; rather, that could depend on the court’s view of the urgency and unavoidable necessity of the measures taken by the legislative body to protect public interests, such as the health, safety and welfare of the people of the State. Such analysis would be extremely fact-intensive and virtually impossible to predict with a degree of certainty.

E.            Constitutional Amendment by Voter Initiative.

The Florida Constitution is fundamentally an act of the people of the State, and is a product of what the people intended.  State v. State Bd. of Admin., 157 Fla. 360, 367 (Fla. 1946).  Article XI, Section 1 of the Florida Constitution generally confers the power to propose amendments or revisions of the Florida Constitution upon the Legislature.  However, Article XI, Section 3 of the Florida Constitution grants the people the power to propose the revision or amendment of the constitution without the aid of any legislative enactment.  State ex rel. Citizens Prop. for Tax Relief v. Firestone, 386 So. 2d 561 (Fla. 1980); see also Advisory Op. to the Atty. Gen. Re Limiting Cruel & Inhumane Confinement of Pigs During Pregnancy, 815 So. 2d 597, 601 (Fla. 2002) (noting “abuse” of citizens’ initiative process for constitutional amendments) (Pariente, J., concurring); Advisory Op. to the Atty. Gen. - Limited Marine Net Fishing, 620 So. 2d 997, 1000 n.2 (discussing “proliferation” of citizens’ initiative amendments and observing that “Florida’s constitution is one of the most easily amended constitutions in the country”) (McDonald, J., concurring).  The citizen’s initiative process is invoked by filing a petition signed by a number of electors in each of one-half of the congressional districts of the State, and of the State as a whole, equal to 8% of the votes cast in each of such districts respectively and in the State as a whole in the last preceding election in which presidential electors were chosen. Art. XI, § 3, Fla. Const.  Meeting these requirements allows the amendment to be placed on a state-wide ballot for ratification.  An initiative petition with subsequent passage by the electors could, therefore, result in the revision or even repeal of the Nuclear Asset-Recovery Act.

Case law suggests that an amendment to the Florida Constitution which operates to impair an existing contractual obligation would be subject to the Contracts Clause analysis as discussed above. In State ex rel. Sovereign Camp, W.O.W. v. Boring, the Florida Supreme Court stated that “[a] state can no more impair the obligation of an antecedent contract by adopting a Constitution or amending its Constitution than by passing or amending a statute.” 164 So. 859, 865 (Fla. 1935); see also Bd. of Pub. Instruction for Bay Cnty. v. State ex rel. Barefoot, 199 So. 760, 762 (Fla. 1941) (Florida law is well-settled that “a provision of even the organic law of the state may not be given such effect that it will impair an obligation existing at time of its adoption, since a state constitutional provision is a ‘law’ within the meaning of Federal Constitution prohibiting passage of law impairing the obligation of contracts.”); Gray v. Moss, 156 So. 262, 265-66 (Fla. 1934) (“The prohibition in the Constitution of the United States against the passage of law impairing the obligation of contracts applies to the Constitution, as well as to the laws, of each State.”) (citing New Orleans Gas Co. v. La. Light Co., 115 U.S. 650 (1885)).

A principal inquiry in impairment analysis is whether the Legislative Action operates retroactively. In State v. Lavazzoll, 434 So. 2d 321, 323 (Fla. 1983), the Florida Supreme Court upheld a constitutional amendment mandating that the state constitutional exclusionary rule be interpreted in conformity with the United States Supreme Court’s interpretation of the Fourth Amendment to the United States Constitution, focusing on its prospective application.  The Court explained:

[i]t is a well-established rule of construction that in the absence of clear legislative expression to the contrary, a law is presumed to operate prospectively. This rule applies with particular force to those instances where retrospective operation of the law would impair or destroy existing rights.  In accordance with the rule applicable to original acts, it is presumed that provisions added by an amendment affecting existing rights are intended to operate prospectively also. Nowhere . . . on the [ballot in question] is there manifested any intent that the amendment be applied retroactively.  Therefore, the amendment must be given prospective effect only.

Id. at 323 (citations omitted).  In Florida Insurance Guaranty Ass’n v. Devon Neighborhood Ass’n, 67 So. 3d 187 (Fla. 2011), the Florida Supreme Court held that a 2005 amendment to an insurance statute did not apply retroactively, explaining:

. . . two interrelated issues arise when the question of a statute’s retroactive application is before the Court—the court must first determine if there is clear evidence of legislative intent to apply the statute retrospectively. Once the first inquiry is made, and only if the legislation clearly expresses an intent that it must apply retroactively, then the second inquiry is whether retroactive application is constitutionally permissible . . . . [I]f the plain language of the statute does not evince an intent that the statute apply retroactively, the Court need not address the second prong . . . .

The rule that statutes are not to be construed retrospectively, unless such construction was plainly intended by the Legislature, applies with peculiar force to those statutes the retrospective operation of which would impair or destroy vested rights . . . . [I]f a statute accomplishes a remedial purpose by creating new substantive rights or imposing new legal burdens, the presumption against retroactivity would still apply.

Id. at 194 (citations omitted).

This principle has been applied by a lower court analyzing application of a constitutional amendment. Rusiecki v. Jackson-Curtis, 2005 WL 408133 (Fla. 6th Cir. Ct. Jan. 31, 2005) involved a constitutional amendment granting patients access to records made or received by a healthcare facility or provider relating to adverse medical incidents (i.e., peer review material that enjoyed various federal and state statutory protections).(5)  The trial court held that because peer review was conducted (and the subject records were created) before passage of the constitutional amendment, healthcare providers had a vested substantive statutory right to non-disclosure of such information. Accordingly, the court determined that the amendment could be applied only prospectively (such that any peer review material created before the amendment’s passage would

(5)  Rusiecki was a medical malpractice case in which the plaintiff sought discovery of peer review material from the defendant hospital; the information plaintiff sought included peer review of adverse incidents occurring before passage of the constitutional amendment.

not be subject to production).

In sum, a constitutional amendment or revision affecting the Nuclear Asset-Recovery Act (and obligations created thereunder) likely would be subject to a Contract Clause analysis (including the Pomponio balancing test) to the extent such amendment or revision would apply retroactively to impair existing contractual obligations.

* * *

Based upon the foregoing analysis, in our opinion, a reviewing court would conclude that (a) the State Pledge constitutes a contractual relationship between the Bondholders and the State, and (b) absent a demonstration by the State that an Impairment is necessary to further a significant and legitimate public purpose, the State Pledge provides a basis upon which the Bondholders (or the Trustee acting on their behalf) could challenge successfully, under the Florida Contract Clause, the constitutionality of any Legislative Action subsequently passed by the Legislature, any law passed by the people as a constitutional amendment or any action of the Florida Commission exercising legislative powers that were determined to reduce, alter, or impair the value of the Nuclear Asset-Recovery Property or the Nuclear Asset-Recovery Charges so as to cause an Impairment before the Bonds are fully paid and discharged.

II.                                   OPINION 2 — POTENTIAL AVAILABILITY OF TEMPORARY AND

PERMANENT INJUNCTIVE RELIEF.

Here, we address the remedies of temporary and permanent injunctive relief enjoining state officials from enforcing provisions of Legislative Action that would Impair the Rights or the Charges. As a threshold matter, the potential availability of such relief will require a showing that (i) such Legislative Action violates the State Pledge; (ii) the State Pledge is a contract of the State; and (iii) the Legislative Action was not a legitimate and reasonable exercise of the state’s sovereign powers and reasonable and necessary to serve a legitimate public purpose.

The purpose of an injunction is to preserve an existing state or condition, and to afford relief against future acts that are against equity and good conscience.  Seaboard Air Line Ry. v. Southern Inv. Co., 44 So. 351 (Fla. 1907). “There are basically two kinds of injunctions: (1) prohibitory injunctions, which act to restrain specific conduct; and (2) mandatory injunctions, which act to command specific conduct . . . . Mandatory injunctions are looked upon with disfavor, and the courts seem even more reluctant to issue them than prohibitory ones.” Mayor’s Jewelers v. Ca. Pub. Emps. Ret. Sys., 685 So. 2d 904, 910 (Fla. 4th DCA 1996) (citing Johnson v. Killian, 157 Fla. 754, 27 So. 2d 345, 346 (1946)); see also Amelio v. Marilyn Pines Unit II Condo. Ass’n, Inc., 173 So. 3d 1037, 1042 (Fla. 2d DCA 2015), reh’g denied (Sept. 9, 2015) (“Mandatory injunctions, which compel an affirmative action by the party enjoined, are looked upon with disfavor, and the courts are even more reluctant to issue them than prohibitory ones.”) (citation omitted).

An injunction is not generally appropriate in a contract case absent some special equity or covenant within the terms of the agreement.  See Campbell v. Maull, 67 So. 639, 639 (Fla. 1915).  Jurisdiction to decree specific performance of a contract is exercised in two classes of cases: “(1) where the contract’s subject matter is of such a special nature that damages, when ascertained upon legal rules, would be inadequate; (2) or where damages are impracticable in that no real compensation can be arrived at through an action at law.” Nw. Nat’l Ins. Co. v. Greenspun, 330 So. 2d 561, 563 (Fla. 3d DCA 1976) (injunction is reasonable where plaintiffs alleged that insurer intended to increase its premiums upon its major medical insurance policies to obtain higher premiums and avoid contracts already written). Injunctions involving contracts are frequently seen in cases involving covenants not to compete. See Miller Mech., Inc. v. Ruth, 300 So. 2d 11, 12 (Fla. 1974) (“The Court may award damages for breach of [non-compete] contract but the normal remedy is to grant an injunction”); Graphic Bus. Sys., Inc. v. Rogge, 418 So. 2d 1084, 1086 (Fla. 1982) (same).  However, “[a] mandatory temporary injunction may be issued requiring specific performance of a contract.” Wilson v. Sandstrom, 317 So. 2d 732, 736 (Fla. 1975).  Such injunction cases typically involve contracts calling for personal services or acts of a special character, or for such services by persons of eminence or special qualifications.  Id. at 738. Thus, under certain circumstances, Florida courts may grant injunctions mandating performance of contractual obligations.

Because an injunction is considered an “extraordinary remedy, harsh and drastic,” such relief, particularly when it is mandatory, is granted “cautiously and sparingly.”  Amelio v. Marilyn Pines Unit II Condo. Ass’n, Inc., 173 So. 3d 1037, 1042 (Fla. 2d DCA 2015) (citing Johnson v. Killian, 27 So. 2d 345, 346 (Fla. 1946)). Thus, an injunction will only be granted where it is clear that one has sufficient right or interest in the property for which protection is sought. Diamond v. Interstate Trading Corp., 606 So. 2d 631, 632 (Fla. 3d DCA 1992);  Register v. Pierce, 530 So. 2d 990, 993 (Fla. 1st  DCA 1988) (“For an injunction to be granted, the requesting party must have a clear legal right, free from reasonable doubt.”).

A.            Availability of Temporary Injunction.(6)

“The purpose of a temporary injunction [is] to maintain the status quo.” Blackhawk Heating & Plumbing Co. v. Data Lease Fin. Corp., 328 So. 2d 825, 826 (Fla. 1975). The status quo to be preserved is “the last, actual, peaceable, non-contested status that preceded the pending controversy.”  Lieberman v. Marshall, 236 So. 2d 120, 125 (Fla. 1970). A temporary injunction would delay implementation of Legislative Action being challenged under the Florida Contract Clause as a substantial impairment, pending an adjudication on the merits of such claim.

“To obtain a temporary injunction, the petitioner must satisfy a four-part test under Florida law: a substantial likelihood of success on the merits; lack of an adequate remedy at law; irreparable harm absent the entry of an injunction; and that injunctive relief will serve the public interest.” Liberty Counsel v. Fla. Bar Bd. of Governors, 12 So. 3d 183, 186 (Fla. 2009) (citations and internal quotation marks omitted); see also DePuy Orthopaedics, Inc. v. Waxman, 95 So. 3d 928, 938 (Fla. 1st DCA 2012); Planned Parenthood of Greater Orlando v. MMB Props., 171 So. 3d 125, 128 (Fla. 5th DCA 2015); Fla. Digestive Health Specialists, LLP v. Colina, 2015 WL 6874913, at *3 (Fla. 2d DCA Nov. 4, 2015).  We discuss these elements separately below.

(6)  “Preliminary injunction and temporary injunction are used interchangeably and have the same meaning.” Ladner v. Plaza Del Prado Condominium Ass’n, 423 So. 2d 927, 929 (Fla. 3d DCA 1982); see also Hasley v. Harrell, 971 So. 2d 149, 152 (Fla. 2d DCA 2007) (“A temporary, or preliminary, injunction is one entered on a nonfinal basis . . .”).

1.             Irreparable Harm

“Irreparable injury is an injury of such nature that it cannot be redressed in a court of law; an injury for which monetary compensation will not suffice.” Gonzalez v. Benoit, 424 So. 2d 957, 958 (Fla. 3d DCA 1983); Mullinix v. Mullinix, 182 So. 2d 268, 269 (Fla. 4th DCA 1966) (same). The general principle is that irreparable damage is not a reference to the amount of damages, but to the difficulty of measuring the amount of damage suffered.  Therefore, harm will be considered irreparable where the damages must be estimated by “conjecture, and not by any accurate standard.” Sun Elastic Corp. v. O.B. Indus., 603 So. 2d 516, 517, n.3 (Fla. 3d DCA 1992).  Thus, violation of reasonable restrictive covenants in employment contracts and disclosure of trade secrets or confidential business information generally involve irreparable harm.  See Capraro v. Lanier Bus. Prods., Inc., 466 So. 2d 212, 213 (Fla. 1985) (irreparable injury may be presumed in the context of covenants not to compete and trade secrets); § 542.33(2)(a), Fla. Stat. (“use of specific trade secrets . . . shall be presumed to be an irreparable injury”); § 542.335(1)(j), Fla. Stat. (“[th]e violation of an enforceable restrictive covenant creates a presumption of irreparable injury”). Environmental threats and trademark violations also generally involve irreparable harm.  Tally-Ho, Inc. v. Coast Cmty. Coll. Dist., 889 F.2d 1018, 1029 (11th Cir. 1989) (recognizing that irreparable harm generally occurs upon trademark infringement); S. Fla. Water Mgmt. Dist. v. City of St. Cloud, 550 So. 2d 551, 553 (Fla. 5th DCA 1989) (temporary injunction appropriate where testimony about the effect of wells construction on quality and availability of water revealed sufficient evidence to establish irreparable injury).

By contrast, purely economic injury is generally not considered sufficient to warrant injunctive relief.  E.g., Dania Jai Alai Int’l, Inc. v. Murua, 375 So. 2d 57, 58 (Fla. 4th DCA 1979 (loss of income is not irreparable injury); Sou. Fla. Limousines, Inc. v. Broward Cnty. Aviation Dep’t, 512 So. 2d 1059, 1061-62 (Fla. 4th DCA 1987) (no irreparable harm where plaintiff’s competitors were awarded contract and nothing was being taken away from plaintiffs); Dep’t of Transp. v. Kountry Kitchen of Key Largo, Inc., 645 So. 2d 1086, 1086 (Fla. 3d DCA 1994) (lost business resulting from removal of advertising sign does not constitute irreparable harm).  For this reason, in contract cases that do not involve intangible rights, but instead feature only monetary losses, making the required showing of irreparable harm is frequently an obstacle.

2.             No Adequate Remedy at Law

Florida case law generally requires, as a separately enumerated element for issuance of an injunction, that the moving party show the absence of an available legal remedy.  E.g., Naegele Outdoor Advertising Co., Inc. v. City of Jacksonville, 659 So. 2d 1046, 1047 (Fla. 1995).  To warrant the denial of an injunction, the available legal remedy must be “plain, certain, prompt, speedy, sufficient, full and complete, practical and efficient in attaining the ends of justice.” Liza Danielle, Inc. v. Jamko, Inc., 408 So. 2d 735, 738 (Fla. 3d DCA 1982); see also Citizens & S. Nat’l Bank v. Taylor, 191 So. 2d 866, 867 (Fla. 1st DCA 1966) (same).

It is pragmatically difficult to distinguish between the irreparable harm requirement and the inadequate legal remedy requirement, and many cases equate the two.  See, e.g., Corp. Mgmt. Advisors, Inc. v. Boghos, 756 So. 2d 246, 247 (Fla. 5th DCA 2000) (“The question of whether the injury is “irreparable” turns on whether there is an adequate legal remedy available.”); Bradley v. Health Coalition, 687 So. 2d 329, 333 n.6 (Fla. 3d DCA 1997) (superseded on other grounds by Fla. Stat. § 542.335) (explaining that a temporary injunction requires a showing of “a likelihood of irreparable harm and the unavailability of an adequate remedy at law”).  It is relatively clear, however, that where an adequate legal remedy exists (as is generally the case where the claim at issue is solely for money damages), temporary injunctive relief is unlikely.  De Leon v. Aerochago, S.A., 593 So. 2d 558, 559 (Fla. 3d DCA 1992) (injunctive relief inappropriate for money damages claims); State, Agency for Health Care Admin. v. Cont’l Car Servs., Inc., 650 So. 2d 173, 175 (Fla. 2d DCA 1995) (adequate legal remedy existed for alleged loss of business where historical records provided information sufficient to establish amount of monetary loss).

It seems doubtful that Bondholders (or the Trustee acting on their behalf) could obtain adequate money damages from the State or its officials.  That damages are difficult to measure in the case of repeal of a statutory pledge of revenues to a bond issue is noted in U.S. Trust Co. v. New Jersey, 431 U.S. 1 (1977), in its discussion of the substantial nature of the impairment.  The Court described the difficulty of evaluating the impact of the repeal of the covenant upon the market price of the bonds.  After establishing that it could not ascertain with certainty that fluctuations in market price were caused by the repeal of the covenant and noting that the bonds’ rating had not changed, the Court determined that “no one can be sure precisely how much financial loss the bondholders suffered.” Id. at 19 (explaining that “[f]actors unrelated to repeal may have influenced price. In addition, the market may not have reacted fully, even as yet, to the covenant’s repeal, because of the pending litigation and the possibility that the repeal would be nullified by the courts.”)

3.             Substantial Likelihood of Success on the Merits

Substantial likelihood of success on the merits is shown if “good reasons for anticipating that result are demonstrated.  It is not enough that a merely colorable claim is advanced.” Naegele Outdoor Advertising Co. v. City of Jacksonville, 659 So. 2d 1046, 1047 (Fla. 1995).  For example, a nonprofit corporation demonstrated a substantial likelihood of success of proving a Sunshine Law violation where there was undisputed evidence that the defendant school board, without providing notice, conducted a meeting related to matters on which foreseeable board action would have to be taken. Citizens for Sunshine, Inc. v. Sch. Bd. of Martin Cnty., 125 So. 3d 184, 188 (Fla. 4th DCA 2013).  By contrast, a homeowner who sought a preliminary injunction against demolition of a house he had been building for five years failed to demonstrate a likelihood of success where the evidence showed that the municipal agency had issued multiple citations for failure to construct the home in accordance with applicable building codes, resulting in an unsafe structure. Dragomirecky v. Town of Ponce Inlet, 882 So. 2d 495 (Fla. 5th DCA 2004).

4.             Considerations of Public Interest

The paramount interests of the public may have some bearing granting injunctive relief to protect private rights.  If relevant, the public interest is a factor the courts also consider in granting or denying an injunction.  Florida courts have held that public interest concerns arise where it plainly appears that an injunction “will result in confusion and disorder, and will produce an injury to the public that outweighs the individual right of the complainant to have the relief sought.” Fredericks v. Blake, 382 So. 2d 368, 371 (Fla. 3d DCA 1980).  “[A]n injunction may be denied where the injury to the public outweighs any individual right to relief.” Knox v. Dist. Sch. Bd., 821 So. 2d 311, 314 (Fla. 5th DCA 2002).  For example, in Lloyd Damsey, M.D., P.A. v. Mankowitz, 339 So. 2d 282 (Fla. 3d DCA 1976), the court refused to enjoin the defendant from practicing

medicine in the geographic area where such practice was precluded by his non-compete agreement with a prior employer.   The court explained that there was “a compelling need for [the] defendant’s services as a surgeon in the area and enforcement of the covenant would jeopardize the public health of the community.” Id. at 283.

“The purpose of a preliminary injunction is to preserve the status quo which existed before the controversy, not to take sides.” Chicago Title Ins. Agency, Inc. v. Chi. Title Ins. Co., 560 So. 2d 296, 297 (Fla. 2d DCA 1990) (citing Lieberman v. Marshall, 236 So.2d 120, 125 (Fla. 1970)). The status quo with respect to the Bonds before enactment of any challenged Legislative Action would appear to be the continued effectiveness of the Financing Order and the validity of the Rights and the Charges. To maintain that status quo and prevail in an application for a temporary injunction to enjoin State officials from enforcing a Legislative Action affecting the rights of Bondholders, Bondholders would be required to prove a substantial likelihood of irreparable harm, no adequate legal remedy, a likelihood of success on the merits of the challenge to the Legislative Action and that the public interest would not be disserved by such an injunction.

At the temporary injunction stage, Bondholders may confront arguments that there is no irreparable harm and/or there is an adequate legal remedy since ultimately Bondholders theoretically could obtain a judgment for monetary relief resulting from delayed payments or a default by the Issuer. A Florida court could find that a delay in the receipt of payments until final judgment is not the type of “irreparable harm” which a preliminary injunction seeks to prevent, absent countervailing circumstances or some special equity, and may require a showing that a reduction in the value of the Bonds is not compensable through a monetary award.

Bondholders could argue that irreparable harm and inadequacy of any legal remedy are shown by the “possibility” of delayed payments and threat of default by the Issuer, or even a downgrade in the credit rating assigned to the Bonds having an adverse impact on the value of the Bonds.  The amount of such loss of value may not be immediately quantifiable and could, presumably, not be recovered.  For a Florida court to grant injunctive relief, harm need not have actually occurred. The remedy is “traditionally for protection from threatened or potential future injury [that is] likely to occur.”  Am. Bank of Merritt Island v. First Am. Bank & Tr., 455 So. 2d 443 (Fla. 5th DCA 1984); see also Cash v. Surf Club, 436 So. 2d 970, 972 (Fla. 3d DCA 1983) (“well-grounded apprehension of irreparable injury” to plaintiffs’ property is sufficient to warrant an injunction).  Bondholders also or alternatively could argue that they are not required to demonstrate irreparable harm or inadequacy of any legal remedy upon a showing that the State or the Florida Commission acted beyond their constitutional authority (i.e., that Bondholders have a substantial likelihood of success at proving that the challenged Legislative Action is an unconstitutional impairment and/or taking). See Dep’t of Prof’l Reg. v. Fernandez-Lopez, 407 So. 2d 286, 287 (Fla. 3d DCA 1981) (analyzing inadequate legal remedy requirement in appeal from administrative action; stating that “an exception exists which allows the circuit court to obtain jurisdiction to enjoin enforcement of facially unconstitutional rules”).(7)

If the Legislative Action is an administrative act, the Court may engage in a somewhat modified analysis.   “It is reasonably well established that, in the absence of fraud or a gross abuse

(7)  Authorities interpreting or expanding this holding are sparse, and the holding may be found to be limited to administrative acts that are facially unconstitutional.

of discretion, a court should not enjoin administrative action.” City of Pompano Beach v. Yardarm Rest., Inc. 509 So. 2d 1295, 1297 (Fla. 4th DCA 1987) (citing Johnson v. McNeill, 151 Fla. 606, 10 So.2d 143 (1942) and Hillsborough Cnty. Aviation Auth. v. Taller & Cooper, Inc., 245 So.2d 100 (Fla. 2d DCA 1971). Whether enactment of an ordinance is unreasonable or arbitrary depends upon the “potential effect of the ordinance on the safety, health, morals, and general welfare of the community.” Id.  Bondholders also would be required to show damage, such that, in the appropriate case, administrative remedies would be of no avail, that there is no adequate remedy provided and thus, they are not required to follow that avenue for relief. S. Bell Tel. & Tel. Co. v. Mobile Am. Corp., Inc., 291 So. 2d 199, 201 (Fla. 1974); see also Berkowitz v. City of Tamarac, 654 So. 2d 982 (Fla. 4th DCA 1995) (“a plaintiff is not required to pursue administrative remedies where they are not available and adequate”).

Upon a showing that a state statute interferes with federal constitutional rights, federal courts may enjoin State officials from enforcing an unconstitutional statute. See, e.g., Let’s Help Fla. v. McCrary, 621 F.2d 195, 199 (5th Cir. 1980) (upholding an injunction prohibiting enforcement of state statutes restricting political contributions, finding that statutes violated First Amendment rights and explaining that, without such injunction, and given the pending election, the plaintiffs would have permanently lost the opportunity to affect the outcome of that election through their contributions); ABC Charters, Inc. v. Bronson, 591 F. Supp. 2d 1272, 1291 (S.D. Fla. 2008) (issuing preliminary injunction against implementation and enforcement of a Florida statute governing travel to Cuba, holding that statute likely would be found unconstitutional under various provisions of the federal Constitution).

Based upon the foregoing analysis, in our opinion, the determination of whether a temporary injunction should issue will depend upon the facts before the court and upon whether the Bondholders have demonstrated (a) a substantial likelihood of irreparable harm; (b) for which there is no adequate legal remedy; (c) a substantial likelihood of success on the merits of a challenge to the Legislative Action; and (d) that the public interest will not be disserved by issuance of the injunction.  Because the decision to grant injunctive relief is discretionary with the trial judge,(8) a number of variables may impact or affect the availability of this remedy.

B.            Availability of Permanent Injunction.

“To obtain a permanent injunction, the petitioner must establish a clear legal right, an inadequate remedy at law and that irreparable harm will arise absent injunctive relief.” Liberty Counsel v. Fla. Bar Bd. of Governors, 12 So. 3d 183, 186 (Fla. 2009) (internal citation and quotation marks omitted). The public interest is also considered when determining whether to grant a permanent injunction. Stanberry v. Escambia Cnty., 813 So. 2d 278, 279 (Fla. 1st DCA 2002) (affirming denial of permanent injunction after property owner obtained favorable verdict in trespass flooding case against county; recognizing that plaintiff’s neighbors had competing interests with respect to drainage flows such that public interest may have been disserved by

(8)  See, e.g., Smith v. Coalition to Reduce Class Size, 827 So. 2d 959, 961 (Fla. 2002) (“an order imposing a permanent injunction lies within the sound discretion of the trial court and will be affirmed absent a showing of abuse of discretion”); State Road Dep’t v. Newhall Drainage Dist., 54 So. 2d 48, 50 (Fla. 1951) (“the matter of granting an injunction rests largely in the discretion of the trial court”); Weinstein v. Aisenberg, 758 So. 2d 705, 706 (Fla. 4th DCA 2000) (decision whether to grant or deny injunctive relief “is within the sound discretion of the trial court and will be affirmed absent an abuse of discretion”).

injunction).  The principal difference between the requirements of a temporary injunction and a permanent injunction is that there is no requirement to show a likelihood of success on the merits for a permanent injunction because the moving party necessarily will have prevailed on the merits.

Bondholders seeking a permanent injunction against an impairment arising from Legislative Action presumably could meet the irreparable harm and inadequate legal remedy requirements by obtaining a judicial declaration of the invalidity of such Legislative Action.  A substantial impairment with respect to the payment of Bonds would, it would seem, constitute irreparable injury of a continuing nature supporting the grant of permanent injunctive relief.  Florida courts have held that an injunction will lie to enjoin the diversion of public funds for an unauthorized use, Williams v. Town of Dunnellon, 169 So. 631 (Fla. 1936); and have enjoined the illegal expenditure of public funds in contravention of a city charter.  Robert G. Lassiter & Co. v. Taylor, 128 So. 14 (Fla. 1930).  The threat of diversion of funds pledged to the Bonds would appear to constitute the existence of irreparable injury sufficient to support injunctive relief to the extent that any funds not paid are unlikely to be replaced in the future. A substantial impairment with respect to the payment of Bonds thus may, subject to the court’s discretion(9), constitute irreparable injury of a continuing nature supporting permanent injunctive relief.

Based upon the foregoing analysis, a court in a properly prepared and presented case could conclude that temporary or permanent injunctive relief is available under Florida law to prevent implementation of Legislative Action passed hereafter and determined by such court to cause an Impairment of the Bonds or rights of the Bondholders in violation of the Florida Contract Clause.

III.                              OPINION 3 —  THE FLORIDA TAKINGS CLAUSE.

The Fifth Amendment of the United States Constitution provides, in part: “nor shall private property be taken for public use, without just compensation” (the “Federal Takings Clause”). The Fourteenth Amendment of the United States Constitution makes the Fifth Amendment, including the Federal Takings Clause, applicable to any state action. Webb’s Fabulous Pharmacies, Inc. v. Beckwith, 449 U.S. 155 (1980). There have been numerous United States Supreme Court cases analyzing and evaluating Federal Takings Clause claims. The Hunton Constitutional Opinion contains a detailed analysis of the issue of whether the State of Florida could be required to compensate the Bondholders under the Federal Takings Clause if the State of Florida, exercising its legislative powers, takes an Impairment action.

A.            Determination of a Taking is Fact-Intensive.

We have been asked to opine as to whether the Bondholders would be entitled to compensation, pursuant to the Florida Constitution’s Takings Clause, should the State’s repeal or amendment of the Nuclear Asset-Recovery Act constitute a permanent appropriation of a substantial property interest of the Bondholders in the Nuclear Asset-Recovery Property and deprive the Bondholders of their reasonable expectations arising from their investment in the Bonds. The Eminent Domain section of the Florida Constitution (the “Florida Takings Clause”) provides as follows:

(9)  See Gulf Bay Land Invs., Inc. v. Trecker, 955 So. 2d 1157, 1159 (Fla. 2d DCA 2007) (“we review the trial court’s judgment for permanent injunction under the abuse of discretion standard.”); see also cases collected at footnote 8 supra.

No private property shall be taken except for a public purpose and with full compensation therefor paid to each owner or secured by deposit in the registry of the court and available to the owner.

Art. X, § 6(a), Fla. Const.

The Supreme Court of Florida has held that “[a] taking occurs where regulation denies substantially all economically beneficial or productive use of land. Moreover, a temporary deprivation may constitute a taking.” Keshbro, Inc. v. City of Miami, 801 So. 2d 864, 871 (Fla. 2001); see also Lingle v. Chevron U.S.A. Inc., 544 U.S. 528, 537 (2005) (explaining that a regulation depriving an owner of all economically beneficial use of real property constitutes a per se taking for which the government must pay just compensation).  This test does not assure that an owner will be able to use property to earn a profit or to produce income, but rather that the owner will be able “to make some use of the property that can be economically executed.” State Dep’t of Environmental Prot. v. Burgess, 772 So. 2d 540, 543 (Fla. 1st DCA 2000).   The Florida Supreme Court has further stated that “[g]enerally, the state must pay when it confiscates private property for common use . . . the state must pay when it regulates private property under its police power in such a manner that the regulation effectively deprives the owner of the economically viable use of that property, thereby unfairly imposing the burden of providing for the public welfare upon the affected owner.” Joint Ventures, Inc. v. Dep’t of Transp., 563 So. 2d 622, 624 (Fla. 1990).

The United States Supreme Court stated in Eastern Enterprises v. Apel, 524 U.S. 498, 523 (1998) that “the process for evaluating a regulation’s constitutionality involves an examination of the ‘justice and fairness’ of the governmental action.  That inquiry, by its nature, does not lend itself to any set formula, . . .  and the determination whether ‘justice and fairness’ require that economic injuries caused by public action [must] be compensated by the government, rather than remain disproportionately concentrated on a few persons is essentially ad hoc and fact intensive.”(10) Similarly, although Florida courts have provided some guidance for determining whether a taking has occurred, there is no set formula for determining whether economic injury caused by state action is a compensable taking. Vatalaro v. Dep’t of Env’l Reg., 601 So. 2d 1223 (Fla. 5th DCA 1992) (citing Ruckelshaus v. Monsanto Co., 467 U.S. 986, 1005 (1984)).  A “determination of whether a taking has occurred rests on a factual inquiry that must be made on a case-by-case basis.”  Sarasota Welfare Home, Inc. v. City of Sarasota, 666 So. 2d 171, 173 (Fla. 2d DCA 1995); see also Graham v. Estuary Props., Inc., 399 So. 2d 1374, 1380 (Fla. 1981) (“There is no settled formula for determining when the valid exercise of police power stops and an impermissible encroachment on private property rights begins. Whether a regulation is a valid exercise of the police power or a taking depends on the circumstances of each case.”).

The Florida Supreme Court has identified various factors to consider in determining whether a taking has occurred, such as: whether there is a physical invasion of the property; the degree to which there is a diminution in value of the property, or stated another way, whether the

(10)  Florida courts consistently look to United States Supreme Court decisions in interpreting the Florida Takings Clause.  See, e.g., City of St. Petersburg v. Bowen, 675 So. 2d 626 (Fla. 2d DCA 1996); Vatalaro v. Dep’t of Env’l Reg., 601 So. 2d 1223, 1228 (Fla. 5th DCA 1992).

regulation precludes all economically reasonable use of the property; whether the regulation confers a public benefit or prevents a public harm; whether the regulation promotes the health, safety, welfare, or morals of the public; whether the regulation is arbitrarily and capriciously applied; and the extent to which the regulation curtails investment-backed expectations. Graham v. Estuary Props., Inc., 399 So.2d 1374, 1380 (Fla. 1981) (citing various United States and Florida Supreme Court cases). The district courts of appeal have articulated similar factors.  E.g., Gardens Country Club, Inc. v. Palm Beach Cnty., 712 So. 2d 398 (Fla. 4th DCA 1998) (factors to be considered include: (1) the economic impact of regulation on claimant and (2) the extent to which regulation has interfered with reasonable investment-backed expectations); Fla. Game & Fresh Water Fish Comm’n v. Flotilla, Inc., 636 So. 2d 761 (Fla. 2d DCA 1994) (factors include (1) whether there is physical invasion of property; (2) whether regulation precludes all economically reasonable use of property; (3) whether regulation confers public benefit or prevents public harm; (4) whether regulation promotes health, safety, welfare or morals of public; (5) whether regulation is arbitrarily and capriciously applied; and (6) extent to which regulation curtails investment-backed expectations).  In short, while they are generally similar, the test each court applies may be different and not entirely predictable.

Florida courts have also articulated elements indicating that a regulation is not a taking.  For example, in Golf Club of Plantation, Inc. v. City of Plantation, 717 So. 2d 166 (Fla. 4th DCA 1998) (citing Lucas v. S.C. Coastal Council, 505 U.S. 1003 (1992)), the court held that land use regulation is not a taking if it (1) substantially advances a legitimate state interest, and (2) does not deny an owner economically viable use of his land.  The court further delineated the factual criteria to consider when determining whether “taking” through land use regulation has occurred as whether (1) there was a denial of economically viable use of the property; (2) the owner had distinct investment-backed expectations; and (3) it was an interest vested in the owner, as a matter of state property law.  Whether or not expectations are considered reasonable will depend on whether the real property owner had notice in advance of his investment decision that the governmental regulations which are alleged to constitute the taking had been or would be enacted. Id. at 170; see also Webb’s Fabulous Pharmacies, Inc. v. Beckwith, 449 U.S. 155, 161 (1980) (finding constitutional a Florida statute that permitted respondent clerk of courts to receive interest on monies deposited in court registry; explaining that reasonable investment-backed expectation must be more than a “mere unilateral expectation or an abstract”).

B.            Property Can Include Intangibles, Including Contractual Rights

As a general matter, “property, in a legal sense, consists in the domination which is rightfully and lawfully obtained over a material thing, with the right to its use, enjoyment and disposition.” Dade Cnty v. Gen. Waterworks Corp., 267 So. 2d 633 (Fla. 1972).  In City of St. Petersburg v. Bowen, 675 So. 2d 626 (Fla. 2d DCA 1996), the court adopted the term “property” as explained in Penn Central Transportation Co. v. New York City, 438 U.S. 104 (1978), stating that “the term ‘property’ is not the physical thing; rather it is the group of rights inherent in the citizen’s relationship to the physical thing, such as the right to possess, use, and dispose of one’s land.” Id. at 630 n.2 (emphasis in original). Therefore, Florida courts have found property to include various rights, such as leaseholds, easements, franchises and contracts.(11)

(11)  See, e.g., Pondella Hall For Hire, Inc. v. Lamar, 866 So. 2d 719 (Fla. 5th DCA 2004) (stating that it is generally true that leasehold interests are considered property subject to a takings claim); Pinellas Cnty. v. Brown, 450 So. 2d 240, 242 (Fla. 2d DCA 1984) (acknowledging that the definition of “property” was “sufficiently broad to extend to intangible and incorporeal rights, such as contractual obligations and leasehold interests”); O’Connor Dev. Corp. v. State Dep’t of Transp., 533 So. 2d 800, 801 (Fla. 1st DCA 1988) (government action barring the issuance of a development permit to a private property owner may constitute a taking if the action deprives the developer of a “substantial portion of the beneficial use of the property”); see also City of St. Petersburg v. Bowen, 675 So. 2d 626, 630 (Fla. 2d DCA 1996) (Unless the State can show that the owner had no reasonable expectation of the proposed use when he or she acquired the property, the owner must be compensated for the denial of that use.).

Although the majority of Florida case law deals with real property rights,(12) the United States Supreme Court has held that property other than real property or tangible personal property may nevertheless be entitled to the protections afforded by the Takings Clause. Ruckelshaus v. Monsanto Co., 467 U.S. 986, 1003-04 (1984) (recognizing trade secrets as a protected property right) (citing Bd. of Regents v. Roth, 408 U.S. 564, 577 (1972)). An independent source, however, such as state law or existing rules, and not the United States Constitution, must create the protected property right. Webb’s Fabulous Pharms. v. Beckwith, 449 U.S. 155, 161 (1980) (“property interests . . . are not created by the Constitution. Rather, they are created and their dimensions are defined by existing rules or understandings that stem from an independent source such as state law”) (citation omitted); see also Ruckelshaus, 467 U.S. at 1004 (same).(13)

Due to Florida courts’ general deference to the Supreme Court of the United States’ analysis on the issue of taking, a Florida court likely would undertake a similar analysis of, and reach a similar conclusion regarding, the rights under the Nuclear Asset-Recovery Act in determining whether they constitute “property” for purposes of the Takings Clause of the Florida Constitution.  In Scott v. Williams, 107 So. 3d 379, 396 (Fla. 2013), the Florida Supreme Court analyzed a retirement contractual right pursuant to the Takings Clause.  While the Court found that the legislation which encroached on that particular contractual right did not amount to a taking, the analysis itself suggests that the Florida Supreme Court has accepted that contracts are property rights for purposes of a takings analysis.  Cf. Behm v. Dept. of Transp.383 So. 2d 216, 219 (Fla. 1980) (“The right to business damages is a matter of legislative grace, not constitutional imperative. Lost profits and business damages are intangibles which generally do not constitute ‘property’ in the constitutional sense.”); see also M.J. Stavola Farms, Inc. v. DOT, 742 So. 2d 391, 392 n. 3 (Fla. 5th DCA 1999) and Broward Cnty. v. Carney, 586 So. 2d 425, 427 (Fla. 4th DCA 1991) (same).

(12)  Compare Williams v. Am. Optical Corp., 73 So. 3d 120, 123 (Fla. 2011) (recognizing that a cause of action is “property” protected by the Florida Constitution).

(13)  In Duquesne Light Co. v. Barasch, 488 U.S. 299, 308 (1989) (distinguished on other grounds in P.R. Tel. Co. v. Telecomms. Reg. Bd. of P.R., 665 F.3d 309, 323 (1st Cir. 2011)), the Supreme Court generally acknowledged that a utility (and its investors) have a right to a fair return on investment, which may be a property right for purposes of the Takings Clause. In Duquesne, however, the Court found that a state law requiring rates to be fixed without consideration of a utility’s expenditures for unbuilt nuclear facilities did not constitute a taking under the federal constitution.  The Court engaged in a detailed analysis of rate regulation considerations, finding that the challenges to the state law did not present constitutional questions, in part because they required a “piecemeal” review of the state’s ratemaking methodology; ultimately the Court concluded that it had not been shown that the state law “fail[ed] to give a reasonable rate of return on equity.”

C.            The Nuclear Asset-Recovery Act Rights as Property.

The Nuclear Asset-Recovery Act provides that nuclear asset property constitutes an existing, present property right or interest therein, notwithstanding that the imposition and collection of nuclear asset-recovery charges depends on the electric utility, to which the financing order is issued, performing its servicing functions relating to the collection of nuclear asset-recovery charges and on future electricity consumption.”

Fla. Stat. § 366.95(5)(a).

However, the statute’s own characterization of the nuclear asset-recovery property as a property right does not necessarily mean that a court will determine that the Bondholders’ Rights are protected by the Florida Takings Clause. If such a challenge arose, the Bondholders would have a strong argument that the Bondholders’ rights are “property” warranting the protections afforded by the Federal Takings Clause.  See U.S. Tr. Co. v. New Jersey, 431 U.S. 1 (1977) (repeal of a legislative covenant, similar to a State Pledge, was found to impair the contract rights of the bondholders).

As discussed above, Florida and Federal law indicate that investment-backed expectations can be property for purposes of a takings analysis.  Therefore, although many factors will have an impact on the market price of the Bonds, arguably, the maintenance of the market price of the Bonds could be a reasonable investment-backed expectation.  Legislative Action that prevents the Bonds from being paid, therefore, would likely support a takings claim.  Such Legislative Action would clearly interfere with Bondholders’ reasonable investment-backed expectations, since timely payment of the Bonds is the primary expectation of the Bondholders.

Additionally, the State Pledge itself may form the basis for reasonable investment-backed expectations.  The United States Supreme Court has held that a government guarantee of confidentiality could form the basis for such an expectation.  See Ruckelshaus, 467 U.S. at 1011. The Bondholders likely could argue that they would not have invested in the Bonds absent the State’s undertaking contained in the State Pledge and, therefore, that the State Pledge created reasonable investment-backed expectations.  It is reasonable and logical that Bondholders who have invested in the Bonds expect that the Bonds will be paid and relied upon the State Pledge to mean that the State will not impair the State Pledge so as to endanger or imperil their investment.

D.            Full Compensation Requirement.

As noted above, the Florida Constitution requires that any taking must be done, inter alia, with “full compensation” to the owner.  Article X, Section 6(a). Full compensation means “nothing less than payment for that which the property owner is being deprived of.”  Meyers v. City of Daytona Beach, 30 So. 2d 354, 355 (Fla. 1947).  The Florida Supreme Court has consistently held that “the constitutional provision for full compensation requires that the courts determine the value of the property by taking into account all the facts and circumstances that bear a reasonable relationship to the loss occasioned the owner by virtue of the taking.”  Fla. E. Coast Ry. Co. v. Martin Cnty., 171 So. 2d 873, 877 (Fla. 1965) (emphasis in original) (citing Jacksonville Expressway Auth. v. Henry DuPree Co., 108 So. 2d 289, 291 (Fla. 1959)); Behm v. Div. of Admin., Dep’t of Transp., 383 So. 2d 216, 218 (Fla. 1980); see also Fla. DOT v. Cove, 159 So. 3d 927, 932 (Fla. 2d DCA 2015) (same).

Therefore, “‘[f]ull compensation’ within the meaning of the Constitution must be determined by reference to the state of affairs that would have existed absent any condemnation proceeding whatsoever, i.e., the owners retaining ownership.”  Fla. Dep’t of Revenue v. Orange Cnty., 620 So. 2d 991, 992 (Fla. 1993).

Generally, “just and full compensation due is the fair market value of the property at the time of the taking.” Dep’t of Agric. & Consumer Servs. v. Polk, 568 So. 2d 35, 42 (citing First English Evangelical Lutheran Church v. Cnty. of L.A., 482 U.S. 304 (1987)). The Florida Supreme Court has also recognized, however, that although fair market value is an important element in the compensation formula, it is not an exclusive standard in this jurisdiction. Fair market value is merely a tool to assist us in determining what is full or just compensation, within the purview of our constitutional requirement.” Dep’t of Agric. & Consumer Servs. v. Polk, 568 So. 2d 35, 42 (citing Jacksonville Expressway Auth. v. Henry G. Du Pree Co., 108 So. 2d 289, 291 (Fla. 1958) and Dade Cnty. v. Gen. Waterworks Corp., 267 So.2d 633, 639 (Fla. 1972) (“The conclusion to be drawn is simply that the proper valuation method or methods for any given case are inextricably bound up with the particular circumstances of the case.”)).

A court could reasonably conclude, therefore, that Legislative Action constitutes a compensable taking under the Florida Takings Clause if it determines that the Legislative Action: (i) is an intentional action by the Legislature or the Florida Commission, (ii) effects a regulatory taking of the Rights, and (iii) is for public use.  To determine whether a compensable taking had occurred, the court likely would consider or apply the principles discussed above.

Specifically, a Florida court could reasonably conclude that the repeal or amendment of the Nuclear Asset-Recovery Act or taking of any other action in contravention of the State Pledge would constitute a permanent appropriation of a substantial property interest of the Bondholders requiring full compensation.

A court’s response to a Takings Clause challenge likely will be affected by the nature of the Impairment action which could include, but is not limited to legislation that: (i) repeals or alters the State Pledge; (ii) prevents imposition of the Charges, (iii) revises the regulatory basis for establishing utility rates in a way that adversely impacts collection of the Charges; (iv) diverts the Rights from payment of the Bonds to other public purposes; or (v) adversely affects the assets that generated the Charges.

Based upon the foregoing analysis, in our opinion, under the Florida Takings Clause, a court likely would hold that the State should pay just compensation to Bondholders if the State’s repeal or amendment of the Nuclear Asset-Recovery Act or taking of any other action in contravention of the State Pledge (a) constituted a permanent appropriation of a substantial property interest of the Bondholders in the Nuclear Asset-Recovery Property or denied all economically productive use of the Nuclear Asset-Recovery Property; (b) destroyed the Nuclear

Asset-Recovery Property; or (c) substantially reduced, altered or impaired the value of the Nuclear Asset-Recovery Property so as to unduly interfere with the reasonable expectations of the Bondholders arising from their investments in the Bonds.  However, there can be no assurance that any such award of just compensation would be sufficient to pay the full amount of principal of and interest on the Bonds.

* * *

All of the opinions set forth above are limited to the specific issues addressed, are given as of the date hereof, are limited in all respects to laws and facts existing on the date of this letter, and are based on the reasonable exercise of legal judgment.  Due to the absence of controlling judicial precedent, our analysis is necessarily a reasoned application of judicial decisions involving similar or analogous circumstances.  These opinions are specifically limited to the laws of the State of Florida.  We note that there are no reported controlling judicial precedents of which we are aware directly on point and that judicial analysis of issues relating to the Florida Contract Clause and the Florida Takings Clause has typically proceeded on a case-by-case basis and that the court’s determination, in most instances, is usually strongly influenced by the facts and circumstances of the particular case.  Moreover, the authorities we have examined contain certain cases and authorities that are arguably inconsistent with our conclusions expressed herein.  These cases and authorities are, in our opinion, distinguishable in the context of the application of the Florida Contract Clause and the Florida Takings Clause.

We express no opinion as to any federal or state securities or commodities laws, rules or regulations or blue sky laws or the rules or regulations of the Financial Industry Regulatory Authority, including, without limitation, as to the classification of the Nuclear Asset-Recovery Property or of the Issuer, or as to whether the Bonds meet the definition of “asset-backed security” or must be registered as such.

None of the foregoing opinions is intended to be a guarantee as to what a particular court would actually hold; rather, each opinion is only an expression of our belief as to the decision a court of competent jurisdiction ought to reach if the issues were properly prepared and presented to it and the court follows what we believe to be the applicable legal principles under existing judicial precedent.  There can be no assurance that a repeal of or amendment to the Nuclear Asset-Recovery Act will not be sought or adopted or that any action by the State of Florida, the voters of the State of Florida or the Florida Commission may not occur, any of which might constitute a violation of the State Pledge.  We cannot predict the facts and circumstances that will be present in the future and may be relevant.  Consequently, there can be no assurance that a court will follow our reasoning or reach the conclusions we believe current judicial precedent supports. Furthermore, the outcome of any litigation cannot be predicted with any degree of certainty.

In the event of any Florida legislation, voter initiative or act of the Florida Commission that adversely impacts the rights of the Bondholders, costly and time-consuming litigation might ensue, adversely affecting, at least temporarily, the price and liquidity of the Bonds.  Moreover, the application of equitable principles (including the availability of injunctive relief or the issuance of a stay pending appeal) is subject to the discretion of the court asked to apply them.

It is understood that the Rights may be subject to bankruptcy, insolvency, reorganization, moratorium, and other laws affecting creditors’ rights generally heretofore or hereafter enacted to the extent applicable and that their enforcement may also be subject to the exercise of judicial discretion in appropriate cases.

This opinion is provided solely to the addressees at the request of DEF in connection with the Issuer’s issuance of the Bonds.  This opinion may be relied upon by the addressees only in connection with the issuance of the Bonds and may not be furnished to, used or relied upon by any other person or for any other purpose without, in each instance, our prior written consent.    We do not undertake to advise any addressee or anyone else of any changes in the opinions expressed herein resulting from changes in law, changes in facts, or from any other matters that might hereafter occur, arise or be brought to our attention.  Except with respect to DEF, the delivery of this opinion to the addressees does not, and shall not be deemed to, create an attorney-client relationship.

While a copy of this letter may be posted to an internet website required under Rule 17g-5 under the Securities and Exchange Act of 1934, as amended, and maintained by DEF solely for the purpose of complying with such rule, this letter is solely for your benefit in connection with the transactions described supra and may not be quoted, used or relied upon by, nor may copies be delivered to, any other person (including without limitation, any governmental or regulatory agency and all purchasers of Bonds other than the underwriters named in [Schedule II of the Underwriting Agreement]), nor may you rely on this letter for any other purpose, without our prior written consent.

We hereby consent to the filing of this letter as an exhibit to the Registration Statement filed with the Securities and Exchange Commission on May 2, 2016, and to all references to our firm included in or made a part thereof.  In giving the foregoing consents, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the related rules and regulations.  We assume no obligation to update or supplement this letter to reflect any facts or circumstances which may hereafter come to our attention with respect to the opinions or statements expressed above, including any changes in applicable law which may hereafter occur.

Very truly yours,

SHUTTS & BOWEN LLP

SCHEDULE A

ADDRESSEES

Duke Energy Florida, LLC

299 First Avenue North

St. Petersburg, Florida 33701

Duke Energy Florida Project Finance, LLC

299 First Avenue North

St. Petersburg, Florida 33701

RBC Capital Markets, LLC

Three World Financial Center

200 Vesey Street

New York, New York 10281

as Representatives of the several Underwriters

Guggenheim Securities, LLC

330 Madison Avenue

New York, New York 10017

as Representatives of the several Underwriters

Moody’s Investors Service, Inc.

99 Church Street

New York, New York 10007

Standard & Poor’s Rating Services,

a division of The McGraw-Hill Companies, Inc.

55 Water Street

New York, New York 10041

Fitch Ratings

One State Street Plaza

New York, New York 10004

SCHEDULE B

TRANSACTION DOCUMENTS

1.              Financing Order

2.              Bonds

3.              Indenture

4.              Nuclear Asset-Recovery Property Purchase and Sale Agreement